Exhibit 4.13

DATED                 8TH APRIL 1997

CRH GROUP SERVICES LIMITED

One Part

G.S.O.B. TRUSTEES LIMITED

Other Part

TRUST DEED

THIS TRUST DEED is made the 8th day of April 1997

BETWEEN:

(1)	CRH GROUP SERVICES LIMITED having its registered office at 42 Fitzwilliam Square, Dublin 2 (hereinafter called “the Company”) of the One Part

AND

(2)

G.S.O.B. TRUSTEES LIMITED having its registered office at 69/71 St. Stephen’s Green, Dublin 2, (hereinafter called “the Trustee” which expression shall where the context so admits include the Trustee for the time being hereof) of the Other Part.

WHEREAS

(a)

The Company is a subsidiary of CRH plc within the meaning of Section 155 of the Companies Act, 1963 and is controlled (within the meaning of that expression contained in Section 102 of the Corporation Tax Act, 1976) by CRH plc (hereinafter called “the Parent Company”).

(b)	By a resolution of the Parent Company passed in General Meeting on the 13th May 1987, authority was given to proceed with the establishment and carrying into effect of this Scheme.

(c)

By a resolution of the Directors of the Company passed on the 8th day of April 1997 the Directors determined to establish a share scheme under Chapter IX of Part I of the Finance Act 1982 for the employees of the Company entitled CRH Group Services Limited Share Participation Scheme which it is intended will be approved by the Revenue Commissioners.

NOW THIS DEED WITNESSETH as follows:

1. (a)	In this Deed unless the context otherwise requires the following expressions shall have the following meanings:

(i)

“the Rules” means the rules appended hereto with and subject to any modification alteration amendment or extension thereto for the time being in force which Rules shall be deemed to constitute an integral part of this Trust Deed;

(ii)	“the Scheme” means the “CRH Group Services Limited Share Participation Scheme” established by this Trust Deed and the Rules as from time to time in force;

(iii)

“the Trust Fund” means all money paid to the Trustee by the Company pursuant to Rule 2(b) and any Appropriated Shares or other investments or money from time to time representing such money or part thereof.

(iv)	other words and expressions defined in the Rules shall bear the same meanings herein.

(b)	The CRH Group Services Limited Share Participation Scheme is hereby established.

2.	The Company hereby appoints the Trustee to be the Trustee of the Scheme.

3.

There shall at all times be but one (1) Trustee for the administration of the trusts hereby created and such Trustee shall be a body corporate, other than a body corporate which is controlled by the Parent Company, control being construed in accordance with Section 102 of the Corporation Tax Act, 1976.

4.	The Trustee shall at all times be resident in Ireland.

5.	The Company shall pay to the Trustee such funds as the Trustee shall require from time to time:

(a)	to enable the Trustee to acquire shares for the purposes of the Scheme;

(b)	to enable the Trustee to meet taxation and other costs incurred in the operation of the Scheme

Any unappropriated assets remaining in the hands of the Trustee at the end of the perpetuity period (as defined by Clause 18 of this Deed) shall be returned in cash to the Company.

6.

The Trustee shall prepare and keep all such accounts and records as may be required for the purpose of the Scheme and shall once at least in every year submit accounts to the Company and the Company may cause such accounts to be made up and audited by qualified accountants. In particular the Trustee shall:

(a)	Maintain such records as may be necessary to enable it to carry out its obligations under Chapter IX of Part I of the Finance Act, 1982; and

(b)	Inform a Participant who becomes liable to income tax under Schedule E in relation to the operation of the Scheme of any facts of which it is aware relevant to the determination of that liability.

7.

Subject to any liability to tax properly incurred by the Trustee in the course of the operation of the Scheme, the Trustee shall not be liable to satisfy any monetary obligations under the Scheme (including but without prejudice to the generality of the foregoing any monetary obligations to Participants) beyond the sums of money (including income) from time to time in its hands or under its control as Trustee of the Scheme and properly applicable for that purpose. The Trustee shall be liable for any tax properly incurred by the Trustee, in the course of the operation of the Scheme.

8. (a)	The costs, charges and expenses of the establishment of the Scheme and of the preparation and execution of this Deed shall be borne by the Company.

(b)

All costs, charges and expenses of and incidental to the administration, operation and determination of the Scheme (including any remuneration of the Trustee and any tax or duty for which the Trustee may be accountable to the Revenue Commissioners arising from or in connection with the Scheme) shall be borne by the Company if and to the extent that the same cannot properly be paid by the Trustee out of funds in its hands available for the purpose.

9. (a)	The Company shall pay or reimburse to the Trustee upon demand all charges and expenses reasonably incurred by the Trustee in the course of the administration of the trusts of this Deed;

(b)

The Trustee may charge and be paid such reasonable remuneration or charges as shall from time to time be agreed in writing between the Company and the Trustee and if the Trustee shall be a bank it shall be entitled (without being liable to account for any profit or advantage so obtained) to act as banker and perform any services in relation to the Scheme on the same terms as would be made with a customer in the ordinary course of its business as banker.

10. (a)

The Company shall keep the Trustee indemnified against any actions, claims and demands arising out of anything lawfully done or caused to be done by it in the exercise of the powers and discretions vested in it by this Deed or otherwise arising howsoever out of or in connection with this Deed and in addition the Trustee shall have the benefit of all indemnities conferred upon trustees generally by law and by the Trustee Act, 1893 or any statutory modification or re-enactment thereof for the time being in force; and

(b)

The Trustee shall be answerable only for losses arising from its own wilful default and shall not be liable for any neglect or any default of any solicitor, accountant, banker, valuer or other agent employed by it.

11.	The Trustee shall be entitled to rely without further enquiry on all information supplied to it by the Company.

12.	The Trustee shall have the following powers and discretions in addition to those conferred upon it by the general law:

(a)

Full powers and discretion to agree with the Company all matters relating to the operation and administration of the trusts of this Deed and so that no person claiming any interest under such trusts shall be entitled to question the legality and correctness of any arrangement or agreement made between the Company and the Trustee in relation to such operation and administration;

(b)	Power to authorise the manner in which cheques and other documents shall be signed on its behalf; and

(c)	Power to delegate the signing of such cheques and documents to such person or persons as it shall think fit.

The Company hereby declares and confirms the independence of the Trustee in the exercise of all its functions and obligations under the Scheme. The Trustee shall accordingly administer the Scheme impartially and in strict accordance with this Deed and the Rules appended hereto.

13. (a)

The Trustee may retire from the trusts hereby constituted at any time by giving to the Company not less than one (1) month’s written notice without being responsible for any costs occasioned by such retirement.

(b)	The Company may at any time by an instrument in writing in its absolute discretion and without assigning any reason therefor remove the Trustee from office.

(c)	The power of appointing a new Trustee shall be vested in the Board.

The powers conferred by sub-clauses (b) and (c) above are exercisable only with the prior written approval of the Revenue Commissioners.

14.

The Trustee may at any time obtain and act on the advice or opinion of any lawyer, broker, actuary, accountant or other expert acting as an expert and shall not be responsible for any loss occasioned by its so acting.

15.

The Trustee may employ any agent or agents to transact all or any business of whatsoever nature required to be done in the administration of the trusts, powers and provisions hereof (including the receipt and payment of money and the subscription for and appropriation of ordinary shares of the Parent Company).

16. (a)

The Trustee may employ and pay for the services of such registrars, solicitors or other professional or business advisors as it considers desirable to advise on any business to be done in connection with the Scheme or for the proper administration and management of the Scheme or otherwise in connection therewith;

(b)

The Trustee may at any time cause any part of the trust property to be deposited for safe keeping with any other person (including any company or corporation) on behalf of the Trustee and may pay any expenses in connection therewith;

(c)

The Trustee shall not be liable or responsible for any loss to the trust property which may be occasioned as a result of the exercise of the foregoing powers except to the extent that such loss arises as a result of any fraud, wilful default or negligence on the part of the Trustee.

17.

The Company and the Trustee may at any time and from time to time by a deed supplemental hereto modify alter amend or extend the provisions of this Deed provided that no such purported amendment or addition shall be effective insofar as it alters the provisions of this Clause or is not permitted by the Rules. No variation or amendment shall take effect unless it is approved in writing by the Revenue Commissioners.

18.	The perpetuity period applicable to any dispositions made by or pursuant to this Deed shall be the period of twenty-one (21) years from the date hereof.

19.

If any matter arises on or in connection with this Deed or its operation for which specific provision is not made herein or in any deed supplemental hereto or in the Rules such matter shall be resolved dealt with or provided for in such manner as the Company and the Trustee may agree taking into account the respective interests of the Company and of the Participants and in default of agreement in such manner as an independent arbitrator appointed for such purpose shall decide.

20.	This Deed shall be governed by and construed in accordance with the Law of the Republic of Ireland.

IN WITNESS whereof the parties hereto have hereunto caused their respective Common Seals to be affixed the day month and year first above WRITTEN.

PRESENT when the Common Seal of CRH GROUP SERVICES LIMITED was affixed hereto:

PRESENT when the Common Seal of G.S.O.B. TRUSTEES LIMITED was affixed hereto:

CRH GROUP SERVICES LIMITED

RULES

1.	Definitions

In this Scheme the words and expressions set out below shall have the meanings specified against them unless otherwise specifically provided and any reference to a provision of an Act of the Oireachtas shall include any modification re-enactment or extension of it.

“Act”	The Finance Act, 1982 or any statutory modification or re-enactment thereto.

“Announcement Date”	The day or days in each calendar year on which the Company invites Eligible Employees to apply for Shares under the Scheme.

“Appropriate Percentage”	The percentage of the Locked-in Value of a Participant’s Shares chargeable to income tax under Schedule E computed in accordance with the provisions of Section 52(8) of the Act.

“Appropriation Date”	The date, not being later than nine (9) months after the immediately preceding Announcement Date or such later date as the Revenue Commissioners may agree, on which shares are appropriated to the Participants.

“Auditors”	The Auditors for the time being of the Company or in the event of there being Joint Auditors such one of them as the Company shall select.

“Basic Salary”	Basic earnings excluding any fluctuating emoluments e.g. overtime, shift premium, bonuses.

“the Board”	The Board of Directors of the Company for the time being, or a duly authorised committee thereof.

“the Company”	CRH Group Services Limited

“Eligible Employee”	(1) A permanent full-time employee being a person, including a full-time director or officer holding a salaried employment or office of the Company:

(a) whose remuneration is subject to Irish Income Tax under Schedule E, and

(b) who has been in the continuous service of the Group for a period of not less than one (1) year ending on the 1st November preceding the Announcement Date.

(2) Any other employees and directors (including part-time employees and part-time directors) of the Company whom the Board at its discretion invite to participate in the Scheme

Provided always that employees (including directors) coming within the terms of Part III of the Third Schedule to the Act are ineligible to participate in the Scheme.

“The Group”	The Parent Company and any Subsidiary.

“Individual Entitlement”	In relation to an Eligible Employee means (subject to the proviso hereinafter contained) a share of the amount made available for the purposes of the Scheme for the relevant year which amount shall be distributed by the Company amongst the Eligible Employees in proportion to their annual Basic Salary..

“Individual Share Allocation”	The proportion of Individual Entitlement which an Eligible Employee elects to have appropriated to him in accordance with the terms of the Scheme plus an amount, if any, applied by an Eligible Employee from the foregoing of salary, such amount not to exceed said proportion of Individual Entitlement or, if less, an amount equal to 7.5% of Basic Salary.

Provided That such amount or sum of such amounts, shall not in any case exceed the amount specified in paragraph 1(4) of Part I of the Third Schedule to the Act.

“Initial Market Value”	The higher of par or the market value of the Shares determined in accordance with Section 49 Capital Gains Tax Act 1975 as at the Appropriation Date or such earlier date as the Trustee may agree with the Revenue Commissioners.

“Locked-in-Value”	The value as defined in Section 53(2) of the Act.

“Parent Company”	CRH plc.

“Participant”	An Eligible Employee who having elected to participate and having contracted with the Company is appropriated Shares in the Scheme.

“Release Date”	The date as defined in Section 52(7) of the Act.

“Retention Period”	The period beginning on the date the shares are appropriated to a Participant and ending on the second anniversary of that date or if it is earlier:

(i) the date on which the Participant ceases to be an employee or director of the Company by reason of injury or disability or on account of his being dismissed by reason of redundancy, within the meaning of the Redundancy Payments Act, 1967;

(ii) the date on which the Participant reaches pensionable age as defined in Section 2 of the Social Welfare (Consolidation) Act 1981; or

(iii) the date of the Participant’s death.

“the Scheme”	CRH Group Services Limited Share Participation Scheme.

“Scheme Shares”	Shares appropriated under the Scheme.

“Shares”	Fully paid Ordinary Shares in the capital of the Parent Company which comply with the provisions of Part II of the Third Schedule to the Act and where the context so requires shall refer to a single Share.

“Subsidiary”	A Subsidiary of the Parent Company within the meaning of Section 155 of the Companies Act, 1963, and over which it has control within the meaning of Section 102 of the Corporation Tax Act, 1976.

“the Trustee”	The Trustee for the time being of the Trust Deed dated the 8th day of April 1997 and made between the Company of the one part and G.S.O.B Trustees Limited of the other part.

“Year of Assessment”	The meaning assigned to it by Section 1 of Income Tax Act, 1967.

In these Rules words denoting the singular number only shall include the plural number also and words denoting the masculine gender shall include the feminine gender also.

2.	Operation of the Scheme

(a)	As soon as reasonable following approval by the Board of an amount, if any, available for the purposes of the Scheme:

(i)	The Board shall determine which employees of the Company are Eligible Employees, as defined in Rule 1, and forthwith inform the Trustee accordingly;

(ii)	The Company shall inform each Eligible Employee of his Individual Entitlement and invite him to participate in the Scheme by completing within fourteen (14) days a form of acceptance for this purpose;

(iii)

Any Eligible Employee who wishes to participate in the Scheme shall contract with the Company in accordance with the terms of Rule 8(b) below. Failure to comply with this requirement shall preclude such Eligible Employee from participating in the Scheme;

(iv)

The Company shall, in accordance with such requirements as the Trustee may from time to time specify, prepare and make available to the Trustee the name and address, and the Individual Entitlement and Individual Share Allocation of each Eligible Employee who has elected to participate in the Scheme.

(b)

On or before each Appropriation Date the Company shall make available to the Trustee in respect of each Eligible Employee who has contracted to participate such sum as the Eligible Employee has elected to have appropriated to him under the Scheme on condition that such sum is applied by the Trustee in the acquisition (by purchase, subscription or otherwise) of Shares before the expiry of the period of nine (9) months after the immediately preceding Announcement Date or such longer period as the Revenue Commissioners may allow.

3. (a)	The Trustee shall as soon as reasonable following the Announcement Date:

(i)	determine the Initial Market Value and the number of Shares to be appropriated on the Appropriation Date;

(ii)

apply the sum made available by the Company pursuant to Rule 2(b) hereof in subscribing for Shares at the Initial Market Value, or in purchasing Shares, for each Eligible Employee who has contracted to participate in the Scheme, provided that, in each case, such remaining part thereof which is less than the subscription price or purchase price (as the case may be) of a single share shall be used by the Trustee to defray the expenses of the Scheme; and

(iii)

appropriate the Shares to Eligible Employees who have contracted to participate and shall, as soon as practicable after such appropriation, notify each such Participant of the number and description of Shares so appropriated to him, their Initial Market Value and the date on which such appropriation took place.

(b)

A Participant or his legal personal representative (as the case may be) shall be entitled to retain his beneficial interest in the Shares appropriated notwithstanding his death or departure from the service of the Company or any Subsidiary on or after the relevant Appropriation Date.

4.	Limitations

(a)

The Initial Market Value of all Shares appropriated to any Participant shall not exceed IR£10,000 in any Year of Assessment (or such other maximum amount as may from time to time be permitted by virtue of the Act).

(b)

The total number of shares which may be issued during the period of ten (10) years commencing on 13th May 1987, in respect of the Scheme and any other Share Participation Schemes and the Share Option Scheme adopted by the Parent Company on 13th day of May 1987 shall not exceed ten (10) per cent. of the issued ordinary share capital of the Parent Company.

(c)

The limit specified in paragraph (b) of this Rule and (if appropriate) the Initial Market Value shall be adjusted in such manner as the Auditors shall consider fair and reasonable to take account of any issue by way of capitalisation of reserves any rights issue or any sub-division, consolidation or reduction of share capital.

5.	Rights attaching to Shares and Listings

(a)	Save as otherwise provided in these Rules, Shares appropriated to Participants pursuant to the Scheme shall rank pari passu in all respects with the Ordinary Shares of the Parent Company.

(b)

The Parent Company will use its best endeavours to procure that as soon as is reasonable after an appropriation of Shares pursuant to the Scheme such Shares are admitted to the Official List of the Irish and London Stock Exchanges.

6.	Reports and Voting Rights

(a)	The Trustee, upon receipt thereof, shall send to each participant copies of all information sent to shareholders of the Parent Company.

(b)

The Trustee, upon receipt thereof, shall send to each participant copies of all notices of meetings of shareholders of the Parent Company. The Participants may give the Trustee written voting instructions at least four (4) business days prior to any such meetings and in the event that the Participants give written instructions pursuant to this Rule 6(b), the Trustee shall exercise the right to vote attaching to the relevant Scheme Shares in accordance with such instructions. Otherwise the Trustee shall abstain from voting in respect of the relevant Scheme Shares. The Trustee may exercise the right to vote attaching to Scheme Shares at any shareholder meeting in person or by such a person as the Trustee shall elect as its proxy.

7.	Rights Issue

(a)

Whenever any rights to acquire shares or other securities or other rights of any nature are granted by the Parent Company to its share-holders each Participant shall be notified by the Trustee of the rights related to his Scheme Shares and the Participant may instruct the Trustee to take up all or part of such rights or to sell all or part of his rights or allow them to lapse, subject to the provision by him of any necessary funds and to the terms of such rights granted by the Parent Company to its shareholders. The Trustee shall act upon such instruction received by it not less than seven (7) business days before the expiration of the period allowed for the exercise of any such rights.

(b)

If any Participant has not prior to seven (7) business days before the expiration of the period allowed for the exercise of any such rights given instructions to the Trustee with regard thereto and provided any funds necessary for the purpose the Trustee shall sell such rights or allow them to lapse, and shall deal with any payment received in consequence of the non-exercise of such rights as a capital receipt in accordance with the Act.

(c)	In the exercise of its duties under this Rule the Trustee shall be indemnified by the Participant against all liabilities in respect thereof.

8.	Conditions of Retention and Disposal

(a)	Except as hereinafter provided the Trustee:

(i)	shall not dispose of any Scheme Shares during the Retention Period (whether by transfer to a Participant or otherwise);

(ii)

shall not dispose of any Scheme Shares after the end of the Retention Period except pursuant to a direction given by or on behalf of a Participant or his legal personal representative and shall not dispose of any Scheme Shares by any transaction which would involve a breach of a Participant’s obligations under paragraphs (b) (iii) and (iv) below;

(iii)

shall deal with any right conferred in respect of any of a Participant’s Scheme Shares to be allotted other shares securities or rights of any description only pursuant to a direction given by or on behalf of the Participant or his legal personal representative;

(b)	Except as hereinafter provided each Participant:

(i)	shall permit his Scheme Shares to remain in the hands of the Trustee throughout the Retention Period;

(ii)	shall not assign charge or otherwise dispose of his beneficial interest in his Scheme Shares during the Retention Period;

(iii)

shall not direct the Trustee to transfer the ownership of his Scheme Shares to him at any time before the Release Date unless he shall pay to the Trustee before the transfer takes place a sum equal to income tax at the standard rate for the time being in force on the Appropriate Percentage at the time of the direction;

(iv)

shall not direct the Trustee to dispose of his Scheme Shares at any time before the Release Date in any other way except by sale for the best consideration in money that can reasonably be obtained at the time of the sale.

(c)

As soon as is reasonable after the expiration of the Release Date the Trustee shall transfer to each Participant, or those beneficially entitled, the respective Scheme Shares retained by the Trustee whereupon the trusts in respect thereof shall be determined.

9.	Transactions in Shares

Notwithstanding Rule 8 above, a Participant:

(a)

may direct the Trustee to accept an offer for any of the Shares appropriated to him (hereinafter referred to in this Rule as “the Original Shares”) if the acceptance or agreement will result in a new holding, as defined in Section 2(1) (b) of Schedule 2 to the Capital Gains Tax Act, 1975, being equated with the Original Shares for the purposes of Capital Gains Tax; and

(b)

may direct the Trustee to agree to a transaction affecting the Shares appropriated to him or such of them as are of a particular class if the transaction would be entered into pursuant to a compromise arrangement or scheme applicable to or affecting:

(i)	all the share capital of the Parent Company or as the case may be all the shares of the class in question, or

(ii)	all the shares or shares of the class in question which are held by a class of shareholder identified otherwise than by reference to their employment or their participation in the Scheme; and

(c)

may direct the Trustee to accept an offer of cash, with or without other assets, for the Shares appropriated to him if the offer forms part of a general offer which is made to holders of shares of the same class as himself or of shares in the Parent Company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer will have control of the Parent Company within the meaning of Section 158 of the Corporation Tax Act, 1976; and

(d)

may agree after the expiry of the Retention Period to sell the beneficial interest in the shares appropriated to him to the Trustee for the same consideration as in accordance with Rule 8(b) (iv) above would be required to be obtained for the Shares themselves; and

(e)

in the event of any offer being made or a transaction being proposed in any of the circumstances described in this Rule 9(a) (b) or (c) the Trustee shall forthwith notify each Participant and shall act in accordance with the instructions of the Participant in dealing with his Scheme Shares and in the absence of any such instructions shall take no action.

10.	Receipts

(a)

Subject to the obligations under Rule 13 (a) below and to any such direction as is referred to in Section 54 (3) of the Act, the Trustee shall pay or transfer to a Participant any money or money’s worth received by it in respect of or by reference to any of the Shares appropriated to him (less any costs or expenses), other than money’s worth consisting of a “new holding” within Rule 11 and money consisting of a sum referred to in Section 52(1) (c) of the Act provided that the Trustee shall not be obliged to pay to a Participant any sums of IR £l or less and shall be entitled to use such sums to defray the expenses of the Scheme.

(b)

The Trustee shall procure that dividends in respect of Shares appropriated to a Participant are remitted to him at his present or last place of work within the Company or such other place within the State as the Participant may direct as soon as practicable after payment thereof is made by the Parent Company provided always that the Trustee shall at all times comply with the provisions of paragraph 14(a) of the Third Schedule to the Act.

11.	Company Reconstruction

Where there occurs in relation to any of the Shares appropriated to a Participant a company reconstruction (as defined in Section 55 of the Act) which results in a new holding, as defined in Section 2(1) (b) of Schedule 2 to the Capital Gains Tax Act, 1975, being for the purposes of the said Section 55 equated with the original holding for the purposes of Capital Gains Tax then such new holding shall be deemed to have been appropriated to the Participant on the date of appropriation of the original holding and shall be held by the Trustee on the same terms.

12.	Leaving Employment

Any Participant who leaves the employment of the Company shall not be entitled to any compensation for any loss of any right or any benefit or prospective right or benefit under the Scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

13.	Duty to Account for Tax

(a)

When the Trustee receives from a Participant who has directed him to transfer the ownership of his Scheme Shares to him at any time before the Release Date the sum calculated in accordance with Rule 8 (b) (iii) above, it shall account to the Revenue Commissioners for that sum.

(b)	The Trustee shall maintain records of all sums received from Participants under paragraph (a) above.

(c)

The Trustee shall inform each Participant in writing of any facts known to it which are relevant to determining the liability (if any) of that Participant to Irish Income Tax under Schedule E in relation to the operation of the Scheme.

14.	Administration

(a)

If the Trustee needs from time to time to make additional appropriations pursuant to Rule 3 because of Eligible Employees being included in the Scheme for the relevant year the Company shall make available to the Trustee such sum or sums as the Trustee needs to acquire Shares for such Eligible Employees as aforementioned provided always that such Eligible Employees shall be treated within the terms of the Scheme as if they had received an appropriation of Shares on the Appropriation Date. Under no circumstances shall the Trustee hold any Shares for more than eighteen (18) months without appropriating them to a Participant.

(b)

Any notification or other notice in writing to be given to any Participant in pursuance of this Scheme shall be sufficiently given if sent through the post in a prepaid cover addressed to the Participant at his last known address including any address supplied by the Company as being his address. Any certificate notification or other notice in writing required to be given to the Company or the Trustee shall be properly given if sent to or delivered to the Company or the Trustee at their respective registered or principal offices.

15.	Modifications and Alterations to Scheme

(a)

The Company may at any time and from time to time by resolution of its Board amend, add to or revoke any of the provisions of the Trust Deed and Rules in such manner as may be thought fit provided that:

(i)	the approval of the Scheme by the Revenue Commissioners pursuant to the provisions of the Third Schedule to the Act shall not be prejudiced;

(ii)	in any material manner, the interest of any persons who at that time are Participants in the Scheme in respect of Scheme Shares shall not be prejudiced;

(iii)	except with the prior sanction of an Ordinary Resolution of a shareholder’s meeting of the Parent Company, no alterations shall be made to this Rule 15 or Rules 4, 5 and 8;

(iv)	no such variation, amendment, addition or revocation shall be effective unless and until the approval of the Revenue Commissioners thereto shall have been obtained in writing; and

(v)

notwithstanding the provisions of the immediately preceding paragraphs of this Rule the Board may make such amendment or alteration to the provisions of the Scheme as in the opinion of the Board shall be necessary or expedient to enable the Scheme and the Rules to obtain or maintain the approval of the Revenue Commissioners under Part I of the Third Schedule to the Act.

(b)

The Board may at any time suspend or terminate the operation of the Scheme in which event no further Shares shall be appropriated, but the provisions of the Scheme shall in relation to the Shares already appropriated continue in full force and effect.

16.	Enactments

Neither the Company nor the Trustee shall be required to perform any obligation hereunder to the extent that such action would be contrary to any enactment or regulation for the time being in force in the Republic of Ireland.

17.	Miscellaneous

If any matter arises on or in connection with the Scheme or its operation for which specific provision is not made in these Rules such matter shall be resolved dealt with or provided for in such manner as the Board shall in its absolute discretion consider appropriate after taking into account the respective interests of the Company and of the Participants having obtained the prior written approval of the Revenue Commissioners.